Exhibit 10.63

*PORTIONS OF THIS THIRD AMENDMENT TO STEAM SERVICES CONTRACT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Third Amendment to Steam Service Contract Between
Southwest Iowa Renewable Energy, LLC
and
MidAmerican Energy Company

           MidAmerican Energy Company, an Iowa corporation, (“Company”) and Southwest Iowa Renewable Energy, LLC, an Iowa limited liability corporation, (“Customer”) hereby agree to this third amendment to their Steam Service Contract, dated January 22, 2007, as previously amended on October 3, 2008 by the Amendment to Steam Service Contract and on January 1, 2009 by the Second Amendment to Steam Service Contract (as so amended, the “Contract”), concerning Company’s supply of steam to Customer’s ethanol production facility located in Council Bluffs, Iowa.  Company and Customer are sometimes hereinafter collectively referred to as the “Parties” or individually as a “Party.”  For good and valuable consideration, the adequacy of which is hereby acknowledged by both Parties, the Parties agree to amend the Contract as follows:

1.  Article IX, Section 2 of the said Contract shall be amended as shown below, with the underlined text to be added to Article IX, Section 2, and the text that is not underlined simply reflecting existing text that is to remain as it was originally written in the Contract.  No text is being deleted from the original text of the Contract.

2.           Prior to Customer’s First Grind, but in no case later than December 31, 2008, the Customer must provide a Letter of Credit to the Company in the amount of $* million.  If Company fails to receive payment under the Contract in the time period set forth for payment, Company may, upon five (5) days written notice, draw on the Letter of Credit to recover the full amount owing to Company plus any late payment charge due.  Company may also draw the full amount available for drawing under the Letter of Credit if, at any time (i) Customer’s requirement to provide a Letter of Credit is continuing, (ii) twenty (20) or fewer days remain until such Letter of Credit is set to expire, and (iii) Customer has not provided a replacement Letter of Credit or other financial security reasonably acceptable to Company.  Customer shall provide Company written notice of the failure to provide a replacement Letter of Credit or other financial security reasonably acceptable to Company on or before the 20thday prior to expiration of an outstanding Letter of Credit. Customer shall, at its own expense, restore the amount available for drawing under the Letter of Credit to $* million within five (5) business days following any such drawing under the Letter of Credit by Company.  To the extent Customer has knowledge of same, it will notify Company of any action either (i) alleging insolvency or bankruptcy, or (ii) alleging any violations of regulatory requirements which could result in suspension or revocation of the charter or license to do business, of the U.S. commercial bank or thrift institution that has issued an outstanding letter of credit required by the Contract.  Provided, however, Customer shall have no such obligation to notify Company if it would result in Customer’s violation of any laws or regulation.

* OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

2.  All other provisions of the Contract shall remain unchanged.

           The foregoing change to the Contract is agreed to by the Parties and shall be effective on the 1st day of January, 2009.

MidAmerican Energy Company			Southwest Iowa Renewable Energy, LLC
By:	/s/ William Fehrman	By:	/s/ Mark Drake
Title:	President & CEO	Title:	President & CEO